Exhibit 99.1

Contact: John Baldiserra

BPC Financial Marketing

800-368-1217

or

Donald A. French

UQM Technologies, Inc.

303-682-4900

UQM TECHNOLOGIES APPOINTS FORMER CHRYSLER GROUP

CHIEF OPERATING OFFICER, ERIC RIDENOUR,

AS PRESIDENT AND CHIEF OPERATING OFFICER

Mr. Ridenour to Assume Chief Executive Officer Duties on December 1, 2010 Upon Retirement of William G. Rankin who will Continue as Chairman of the Board of Directors

FOR IMMEDIATE RELEASE: 11-12

LONGMONT, COLORADO, AUGUST 23, 2010 ... UQM TECHNOLOGIES, INC. (NYSE Amex: UQM), a developer of alternative energy technologies, announced today that it has appointed Eric Ridenour, former Chief Operating Officer of the Chrysler Group, to the position of President and Chief Operating Officer. Mr. Ridenour will join the Company on September 1, 2010 and will become Chief Executive Officer on December 1, 2010. William G. Rankin will continue as Chairman of the Board of Directors.

Mr. Ridenour, a 26 year veteran of the automobile industry, began his career as a powertrain engineer with General Motors Corporation. During his 21 years with the Chrysler Group, Mr. Ridenour served in a series of progressively responsible positions including Director of Advanced Vehicle Engineering, Vice President of Product Planning, Vice President of the Premium Vehicle Product Team, Executive Vice President of Product Development and Quality, and from 2005 through 2007, as Chief Operating Officer and Member of the Board of Management at DaimlerChrysler AG. Mr. Ridenour holds a Bachelor of Science Degree in Mechanical Engineering and a Masters of Business Administration, both from the University of Michigan. In his role as Chief Operating Officer at Chrysler, Mr. Ridenour was responsible for a $10 billion operating budget and a workforce of 65,000 employees.

"We are excited to have Eric join the Company as we begin the next phase of our growth," said William G. Rankin, UQM Technologies' Chairman and Chief Executive Officer. "Eric's decades of experience in the automobile industry and extensive experience as a senior manager in a variety of important roles at Chrysler make him the ideal person to lead our company into the future."

Mr. Rankin will step down as Chief Executive Officer effective November 30, 2010 after nearly 18 years of service with the Company. Mr. Rankin joined the Company as Executive Vice President - Operations in 1992, was appointed to the Board of Directors in 1994, assumed the position of President and Chief Executive Officer in 1999 and became Chairman of the Board of Directors in 2000.

"Bill's strategic vision and hard work during his tenure has transformed the company from a small technology development company to a qualified manufacturer of world-class electric propulsion systems and positioned the Company as a key player in the market for electrically powered vehicles," said Stephen J. Roy, the senior member of the Company's Board of Directors. "We look forward to Bill's continued involvement as Chairman of the Board and we wish him the best during his retirement years."

UQM Technologies, Inc. is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, military and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles, under-the-hood power accessories and other vehicle auxiliaries. The Company's headquarters, engineering and product development center, and manufacturing operation are located in Longmont, Colorado. For more information on the Company, please visit its worldwide website at www.uqm.com.

This Release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, future financial results and revenue growth, orders to be received under our supply agreement with CODA, our ability to successfully expand our manufacturing facilities, the timing and success of the DCAA audit of the Company's accounting system and release of conditional funds under the DOE award, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-Q filed July 29, 2010, which is available through our website at www.uqm.com or at www.sec.gov .